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                                                                       EXHIBIT 5

                      [SKYWORKS SOLUTIONS, INC. LETTERHEAD]

Skyworks Solutions, Inc.
20 Sylvan Road
Woburn, MA  01801

Daniel N. Yannuzzi
Vice President and General Counsel

                                                     July 15, 2002


Ladies and Gentlemen:

         I refer to the registration statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended, filed by Skyworks Solutions, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission (the "Commission") on or about July 15, 2002. The Registration Statement covers 18,910,606 shares of Common Stock of the Company, $0.25 par value per share (the "Shares"), which may be issued from time to time in connection with the Washington Sub, Inc. 2002 Stock Option Plan (the "Plan").

         I have made such legal and factual examinations and inquiries as I deemed advisable for the purpose of rendering this opinion. I am familiar with the proceedings taken and proposed to be taken in connection with the authorization, issuance and sale of the Shares. Based on my examination and inquiries, it is my opinion that the Shares, upon issuance thereof in accordance with the terms of the Plan and the Registration Statement, will be validly issued, fully paid and non-assessable.

         This opinion is expressly limited to the matters set forth above and I render no opinion, whether by implication or otherwise, as to any matters relating to the Company or the Plan. I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                              Very truly yours,

                                              /s/ Daniel N. Yannuzzi
                                              ----------------------------------
                                              Daniel N. Yannuzzi
                                              Vice President and General Counsel